EXHIBIT 99

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Vaughn Harring	Peter Rice
(781) 280-6855	(781) 280-6550
vaughn.harring@mro.com	peter.rice@mro.com

MRO SOFTWARE REPORTS THIRD QUARTER RESULTS

Maximo Enterprise Suite and Industry Solutions Drive Strong Software License Sales

BEDFORD, Mass., July 14, 2005 - MRO Software, Inc. (Nasdaq: MROI), the leading provider of strategic asset and service management solutions, today announced results for the Company’s third fiscal quarter ended June 30, 2005.

Total revenues for the third quarter were $53.2 million compared with $46.3 million for the third quarter of the prior year, an increase of 15 percent. On a GAAP basis, the Company reported net income for the quarter of $4.1 million or $0.16 per diluted share, compared with net income of $3.1 million or $0.12 per diluted share for the same quarter last year, a 33 percent increase in EPS.

The Company also reports net income on a non-GAAP basis (see Schedule A). Non-GAAP results are adjusted for the amortization of acquired technology and other intangibles and the related tax effects. Non-GAAP net income for the third quarter was $4.5 million, or $0.17 per diluted share compared with non-GAAP net income of $3.6 million or $0.14 per diluted share for same quarter last year, a 21 percent increase in EPS.

For the third quarter, revenues from software license sales were $19.2 million, compared with $13.0 million for the same quarter last year, an increase of 48 percent. Support and services revenues were $34.0 million for the third quarter, compared with $33.3 million for the same quarter last year, an increase of 2 percent.

As of June 30, 2005, the balance sheet contained $123.3 million in cash and marketable securities, an increase of $5.2 million from the second quarter, and no long-term debt. For the third quarter, deferred revenue was $33.1 million, and days sales outstanding (DSO) was 66 days.

There were a total of 252 software license sales for the quarter, including four transactions of $1 million or more. Customers from a wide variety of industries purchased licenses during the quarter including: BAE Systems, Bechtel, City of Corpus Christi, Constellation Energy, Detroit Metro Airport, Honeywell International, Internal Revenue Service, Johnson Controls Japan, Lower Colorado River Authority, NASA, National Park Service, Newport News Shipbuilding,

Nippon Oil Corporation, PMO Iraq Reconstruction, Reliant Energy, Samsung Corning Precision Glass, San Diego County Water Authority, Sarasota County Utilities, SP Newsprint, Starwood Hotels, Taiwan High Speed Rail Corporation, Taylor Woodrow Construction Ltd., UNICCO Service Company, U.S. Army, U.S. Department of the Navy and the U.S. Department of State.

“We are very pleased to report the largest revenue quarter in the Company’s history. And, we’re encouraged by the early response to Maximo Enterprise Suite, including 12 new MXES customers in the first quarter of availability. The market is clearly receptive to the idea of a combined asset and service management solution on a single, modern platform,”said Chip Drapeau, president and CEO, MRO Software. “In addition, we saw ongoing growth in our industry solutions including several sales that continued our momentum in the utilities sector. With our healthy balance sheet we are able to continue our investment in solutions and activities that will help to grow the Company.”

“The Company’s earnings, operating margins and cash balances improved sequentially and year over year this quarter,” said Peter Rice, CFO, MRO Software. “For the fourth quarter of fiscal 2005, we expect revenues to be in the range of $52 to $54 million, and we expect earnings to be in the range of $0.18 to $0.21 per share on a GAAP basis, and between $0.19 to $0.22 per share on a non-GAAP basis. Looking ahead for fiscal year 2006, we expect software license growth between 10 percent and 20 percent and overall revenue growth of 5 percent to 10 percent, and we expect GAAP EPS to grow in the range of 15 percent to 25 percent.”

Expected results on a non-GAAP basis are adjusted for the amortization of acquired technology and other intangibles and the related tax effects. Effective in fiscal year 2006, the Company will no longer report non-GAAP results.

The Company will hold a conference call to discuss these results on Thursday, July 14, 2005 beginning at 4:30 p.m. EDT.

To participate in this call within the U.S. and Canada, dial (800) 932-9896, international callers should dial (706) 634-5804. A digital recording of the call will be available beginning two hours after the call and will be available until July 21, 2005. To access the replay within the U.S. and Canada, dial (800) 642-1687, international callers should dial (706) 645-9291, all participants should use conference ID: 7513193.

A webcast of the call is available at: www.mro.com/investor. A transcript of the call will be promptly archived on the Investor Relations portion of the Company’s website, and may be found at: www.mro.com/investor.

Forward-Looking Statements.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things, continued sluggishness in IT spending and stagnation in the market for our products, unanticipated difficulties or delays in the acceptance of our industry-specific offerings or our new service management products, volatility in results as a function of a small number of large license transactions, and those factors discussed in the Section entitled “Factors Affecting Future Performance” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

About MRO Software, Inc.
MRO Software is the leading provider of strategic asset and service management solutions. Maximo Enterprise Suite, the Company's flagship solution, is delivered on a web-architected platform and increases productivity, optimizes asset performance, and service levels, reduces costs and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company's asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software's solutions, customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management across their asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees, 10,000 customers and more than 260,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

MAXIMO® is a registered trademark, and MRO SoftwareTM is a trademark, of MRO Software, Inc.

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MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

(in thousands, except per share data)
Revenues:
Software	$19,233	$12,996	$44,231	$36,658
Support and services	33,997	33,304	99,534	99,166
Total revenues	53,230	46,300	143,765	135,824

Cost of revenues:
Software	2,090	1,109	3,531	3,404
Support and services	16,441	14,960	48,376	45,140
Amortization of acquired technology	518	473	1,556	1,885
Total cost of revenues	19,049	16,542	53,463	50,429

Gross profit	34,181	29,758	90,302	85,395

Operating expenses:
Sales and marketing	15,861	13,941	44,443	41,486
Product development	8,183	7,001	21,921	21,104
General and administrative	4,397	4,280	13,334	13,134
Amortization of other intangibles	89	165	272	574
Total operating expenses	28,530	25,387	79,970	76,298

Income from operations	5,651	4,371	10,332	9,097

Interest income, net	693	313	1,811	761
Other income/(expense), net	7	35	78	(292)

Income before income taxes	6,351	4,719	12,221	9,566

Provision for income taxes	2,289	1,631	4,377	3,327

Net income	$4,062	$3,088	$7,844	$6,239

Net income per share, basic	$0.16	$0.12	$0.31	$0.25
Net income per share, diluted	$0.16	$0.12	$0.31	$0.25

Shares used to calculate net income per share
Basic	25,327	24,873	25,206	24,740
Diluted	25,936	25,409	25,687	25,342

MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Non-GAAP Presentation
Schedule A
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
(in thousands, except per share data)

GAAP net income	$4,062	$3,088	$7,844	$6,239

Adjustments to GAAP net income

Amortization of other intangibles	89	165	272	574
Amortization of acquired technology	518	473	1,556	1,885
Related tax effects	(213)	(166)	(640)	(688)
Total adjustments	394	472	1,188	1,771

Non-GAAP net income, as adjusted	$4,456	$3,560	$9,032	$8,010

Non-GAAP diluted net income per share,
as adjusted	$0.17	$0.14	$0.35	$0.32

Shares used to calculate non-GAAP net income
per share, as adjusted	25,936	25,409	25,687	25,342

Note:

In this press release, the Company has reported its net income and earnings per share (EPS) on a GAAP basis. Also, in the press release, we reported our GAAP net income and EPS as adjusted for the exclusion of certain items, and we refer to this as non-GAAP net income and EPS. Non-GAAP net income and EPS for fiscal years 2005 and 2004 have been adjusted to exclude the amortization of acquired technology and other intangibles and the related tax effects.

Management believes that such non-GAAP financial measures are useful to investors, first because it is important for investors to receive information in a form that is consistent with the Company's past practice. The Company has reported its results to investors on both a GAAP and non-GAAP basis for over five years. Second, the Company's amortization of acquired technology and other intangibles relates to acquisitions consummated in prior fiscal years, is substantially fixed, is relatively large in comparison with the absolute value of the Company's operating income, and therefore this amortization expense is a material component of GAAP earnings for the current period that is a result of historic decisions and actions taken by the Company and its management. The Company believes that by focusing on the impact of operating expenses that are to a greater extent subject to control by the Company's management and decisions taken in the current periods, non-GAAP EPS provides investors with a more direct perspective on the performance of the Company and its management.

The Company uses this non-GAAP financial measure to conduct or evaluate its business, in that these same non-GAAP financial measures are utilized for purposes of determining the compensation of our executive officers and other employees in the Company having variable compensation based upon the Company's financial performance. The Company believes that these non-GAAP measures more closely reflect the impact of items that are within management's immediate control, and are a true reflection of management's current impact on the Company's performance.

MRO SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

ASSETS	June 30, 2005	September 30, 2004

(in thousands)

Cash and cash equivalents	$82,263	$56,982
Marketable securities	31,154	36,152
Accounts receivable, net	38,841	36,636
Other current assets	7,177	6,542
TOTAL CURRENT ASSETS	159,435	136,312

Marketable securities	9,855	15,273
Property and equipment, net	7,560	7,227
Intangible assets, net	50,049	52,309
Other assets	10,095	11,600
TOTAL ASSETS	$236,994	$222,721

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$27,899	$28,778
Deferred revenue	32,506	29,373
TOTAL CURRENT LIABILITIES	60,405	58,151

Other long term liabilities	3,192	3,435
TOTAL LIABILITIES	63,597	61,586

STOCKHOLDERS’ EQUITY	173,397	161,135

TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$236,994	$222,721

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